UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

VERSO PAPER CORP.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

NOTICE OF
2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

To Our Stockholders:

The 2009 Annual Meeting of Stockholders of Verso Paper Corp. will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 21, 2009, beginning at 10:00 a.m. (Central Time). At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Thomas Gutierrez, Eric L. Press and L.H. Puckett, Jr. – to serve on the board of directors of Verso as Class I directors for a term of three years; and

2.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2009.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH PROPOSALS.

Stockholders also will transact any other business that properly comes before the meeting.

Only stockholders of record at the close of business on April 6, 2009, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at our offices located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee, during ordinary business hours beginning May 11, 2009, as well as at the meeting on May 21, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2009: OUR PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON THE “INVESTOR RELATIONS” PAGE OF OUR WEB SITE AT WWW.VERSOPAPER.COM.

YOUR VOTE IS IMPORTANT.  REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By order of the board of directors,

Peter H. Kesser
Secretary

April 22, 2009

ii

Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Paper Corp., or “Verso,” on behalf of our board of directors, for use at the 2009 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 21, 2009, beginning at 10:00 a.m. (Central Time).

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Thomas Gutierrez, Eric L. Press and L.H. Puckett, Jr. – to serve on the board of directors of Verso as Class I directors for a term of three years; and

2.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2009.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH PROPOSALS.

The proposals are set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The board of directors knows of no such other business to be presented.

When you submit your proxy, you will authorize the proxy holders – Michael A. Jackson, our President and Chief Executive Officer; Robert P. Mundy, our Senior Vice President and Chief Financial Officer; and Peter H. Kesser, our Vice President, General Counsel and Secretary – to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponement or adjournment of the meeting.

We have included with this Proxy Statement a copy of our 2008 Annual Report, which includes our annual report on Form 10-K for 2008. It also is available on the “Investor Relations” page of our web site at www.versopaper.com. Although our 2008 Annual Report is included with this Proxy Statement and we have referred you to our web site, the 2008 Annual Report and the information on our web site do not constitute a part of our proxy solicitation materials and are not incorporated into this Proxy Statement.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 22, 2009.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Thomas Gutierrez, Eric L. Press and L.H. Puckett, Jr. – to serve on the board of directors of Verso as Class I directors for a term of three years; and

2.	ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2009.

In addition, our management may report on our performance during 2008 and will respond to appropriate questions from stockholders.

Will any other business be conducted at the meeting?

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who is entitled to vote?

The record date for the meeting is April 6, 2009. Only stockholders of record at the close of business on April 6, 2009, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on April 6, 2009, there were 52,046,647 outstanding shares of our common stock.

Am I entitled to vote if my shares are held in “street name”?

You are a beneficial owner of shares held in “street name” if your shares are held in the name of a brokerage firm, bank or other nominee. If you are a beneficial owner of shares held in “street name,” the brokerage firm, bank or other nominee, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will nevertheless be entitled to vote your shares on discretionary items. Both Proposal 1 (election of directors) and Proposal 2 (ratification of appointment of independent registered public accounting firm) are discretionary items on which your nominee will be entitled to vote your shares even in the absence of instructions from you.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date of April 6, 2009, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

It is unlikely that a quorum will not be present at the meeting, because our principal stockholder holds sufficient shares of our common stock to constitute a quorum. However, if a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting.

How many votes are required for action to be taken on each proposal?

Election of Directors. The director nominees will be elected to serve as Class I directors for a term of three years if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the director nominees will be elected if they receive more votes at the meeting than any other person nominated for director. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009, will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter are voted in favor of the proposal.

Who will count the votes?

Registrar and Transfer Company, the registrar and transfer agent for our common stock, will tabulate and certify the stockholder votes.

How do I vote my shares?

If you are a registered stockholder, you may vote by properly completing, signing, dating and returning by mail the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

If you are a beneficial owner of shares held in “street name,” you may vote by mail, or you may be able to vote by telephone or on the Internet. To vote by mail, you may provide voting instructions to the brokerage firm, bank or other nominee that holds your shares by properly completing, signing, dating and returning by mail the voting instruction form provided to you by your nominee. A large number of brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communications Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions on the voting instruction form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the Internet.

You may vote in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank or other nominee that holds your shares.

What happens if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals described in this Proxy Statement.

Can I change my vote after I submit my proxy?

Yes, you can revoke your proxy and change your vote at any time before the polls are closed at the meeting. Your attendance at the meeting, by itself, will not revoke your proxy and change your vote. If you are a registered stockholder, you may revoke your proxy and change your vote by (a) properly completing, signing, dating and returning another proxy card with a later date, (b) voting in person at the meeting, or (c) giving written notice of your revocation to Verso’s Secretary prior to or at the meeting before the polls are closed. If you are a beneficial owner of shares held in “street name,” you may revoke your proxy and change your vote by following the instructions given by the brokerage firm, bank or other nominee that holds your shares.

If I abstain from voting, how will it be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (ratification of appointment of independent registered public accounting firm). With respect to Proposal 1, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposal 2, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. Because your shares would be voted but not in favor of Proposal 2, your abstention would have the same effect as a negative vote in determining the outcome of the vote on the proposal.

What are broker non-votes?

A “broker non-vote” occurs when a brokerage firm, bank or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) and Proposal 2 (ratification of appointment of independent registered public accounting firm) are discretionary items for which a nominee will have discretion to vote, even without voting instructions from the beneficial owner.

Who pays for the proxy solicitation and how will Verso solicit votes?

Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of the board of directors in person or by mail, telephone, facsimile or e-mail. We have not retained any firm to assist with the solicitation of proxies.

STOCKHOLDERS

Background

We were formed by affiliates of Apollo Management, L.P., or “Apollo,” for the purpose of acquiring the assets and certain liabilities comprising the business of the Coated and Supercalendered Papers Division of International Paper Company, or “International Paper.” The acquisition occurred on August 1, 2006. We went public on May 14, 2008, with an initial public offering, or “IPO,” of 14 million shares of common stock. In this Proxy Statement, references to “Verso,” “we,” “us,” “our” and similar terms are, where appropriate in context, also references to our subsidiaries, including Verso Paper Holdings LLC.

Principal Stockholder

Verso Paper Management LP was our sole stockholder before the IPO, and subsequent to the IPO it owns 73.1% of the outstanding shares of our common stock. Various members of our management and board of directors have non-voting limited partner interests in Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP and controls all of the voting interests in Verso Paper Management LP. In connection with the acquisition of our business from International Paper, affiliates of Apollo and International Paper invested in limited partner interests in Verso Paper Investments LP. International Paper’s interest in Verso Paper Investments LP is solely a non-voting interest. Verso Paper Investments Management LLC, an affiliate of Apollo, is the general partner of Verso Paper Investments LP and controls all of the voting interests in Verso Paper Investments LP. Through its control of Verso Paper Investments LP, Apollo controls us.

Beneficial Stock Ownership

The following table provides information about the beneficial ownership of our common stock as of March 31, 2009, by each of our directors, each of our executive officers named in “Executive Compensation – Summary Compensation Table” in this Proxy Statement, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

		Percentage
	Number of Shares	of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding(1)

Directors and Executive Officers:
Michael A. Jackson(2)(3)	357,392	*
Lyle J. Fellows(2)(3)	83,413	*
Michael A. Weinhold(2)(3)	83,913	*
Robert P. Mundy(2)(3)	83,913	*
Ricardo Moncada(2)(3)	67,545	*
Michael E. Ducey(2)(3)	23,179	*
Thomas Gutierrez(2)(4)	15,200	*
Scott M. Kleinman(2)(3)(5)	38,046,647	73.1%
David W. Oskin(2)(3)	23,179	*
Eric L. Press(2)(4)(5)	38,061,847	73.1
L.H. Puckett, Jr.(2)(3)	181,121	*
David B. Sambur(2)(3)(5)	38,046,647	73.1
Jordan C. Zaken(2)(3)(5)	38,046,647	73.1
All directors and executive officers as a group (15 persons)(3)(4)(5)	38,093,747	73.1
Other Stockholders:
Verso Paper Management LP(6)	38,046,647	73.1
Mackenzie Financial Corporation(7)	2,690,198	5.2

*	Less than 1% of the outstanding shares of our common stock.

(1)	“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or “Exchange Act.” The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owns as of March 31, 2009, or that such person has the right to acquire within 60 days thereafter (May 30, 2009). The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is 52,046,647 shares of common stock (which is the number of shares of common stock outstanding as of March 31, 2009) plus the number of shares of common stock that such person has the right to acquire as of March 31, 2009, or within 60 days thereafter (May 30, 2009). Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)	The address of Messrs. Jackson, Mundy, Fellows, Weinhold, Moncada, Ducey, Gutierrez, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Press, Sambur and Zaken is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(3)	The number of shares beneficially owned includes shares of common stock held by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to receive on March 31, 2009, or within 60 days thereafter (May 30, 2009), by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Jackson – 357,392 shares; Mr. Fellows – 80,413 shares; Mr. Weinhold – 80,413 shares; Mr. Mundy – 80,413 shares; Mr. Moncada – 62,545 shares; Mr. Ducey – 23,179 shares; Mr. Kleinman – 23,179 shares; Mr. Oskin – 23,179 shares; Mr. Puckett – 181,121 shares; Mr. Sambur – 23,179 shares; Mr. Zaken – 23,179 shares; and all directors and executive officers as a group – 1,091,132 shares.

(4)	The number of shares beneficially owned includes shares of common stock that the following persons have the right to receive on March 31, 2009, or within 60 days thereafter (May 30, 2009), by exercising stock options granted by Verso: Mr. Gutierrez – 15,200 shares; Mr. Press – 15,200 shares; and all directors and executive officers as a group – 30,400 shares.

(5)	The number of shares beneficially owned includes 38,046,647 shares of common stock held by Verso Paper Management LP, an affiliate of Apollo, which are deemed beneficially owned by Apollo in accordance with Rule 13d-3, and as to which each of Messrs. Kleinman, Press, Sambur and Zaken, each of whom is a partner or principal of Apollo, expressly disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(6)	Verso Paper Investments LP is the general partner of Verso Paper Management LP and holds voting power and investment power over the shares of common stock held by Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC, Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC, AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI, Apollo is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and directors of Apollo Management GP. Each of Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan and Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo and Apollo Management GP is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(7)	The number of shares beneficially owned by Mackenzie Financial Corporation consist of shares owned in accounts for which it serves as investment adviser. The address of Mackenzie Financial Corporation is 180 Queen Street West, Toronto, Ontario M5V 3K1.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities file with the United States Securities and Exchange Commission, or “SEC,” initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. These reporting persons are required to furnish us with copies of all such Section 16(a) reports. Based solely on our review of the copies of such Section 16(a) reports and written representations that certain of these reporting persons have furnished to us, we believe that these reporting persons complied with all applicable Section 16(a) filing requirements during 2008.

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors and Executive Officers

The following table provides information regarding our directors and executive officers.

Name	Age	Position(s)

Michael A. Jackson	60	President, Chief Executive Officer and Director
Lyle J. Fellows	52	Senior Vice President of Manufacturing
Michael A. Weinhold	44	Senior Vice President of Sales and Marketing
Robert P. Mundy	47	Senior Vice President and Chief Financial Officer
Peter H. Kesser	51	Vice President, General Counsel and Secretary
Ricardo Moncada	55	Vice President of Human Resources
Benjamin Hinchman, IV	61	Vice President and Chief Information Officer
Michael E. Ducey	60	Director
Thomas Gutierrez	60	Director
Scott M. Kleinman	36	Director
David W. Oskin	66	Director
Eric L. Press	43	Director
L.H. Puckett, Jr.	60	Director
David B. Sambur	29	Director
Jordan C. Zaken	34	Director

Business Backgrounds

Michael A. Jackson. Mr. Jackson has been a director of Verso, as well as our President and Chief Executive Officer, since November 2006. Before joining us, he worked at Weyerhaeuser Company from 1977 to 2006. During a 29-year career with Weyerhaeuser, Mr. Jackson served as Senior Vice President responsible for the Cellulose Fibers, White Papers, Newsprint and Liquid Packaging Board businesses from 2004 to 2006, Vice President of the Fine Papers business from 2002 to 2004, Vice President of the Business Papers business from 2000 to 2002, Vice President of the Recycling business from 1998 to 2000, Vice President of Human Resources and Quality for the Container Board Packaging business from 1993 to 1997, and General Manager of the Tri-Wall business and other packaging plants from 1990 to 1993. On behalf of Weyerhaeuser, Mr. Jackson also served from 2005 to 2006 as Chair of the Board of North Pacific Paper Corporation (NORPAC), a joint venture with Japan’s Nippon Paper Industries which produces newsprint and uncoated groundwood paper.

Lyle J. Fellows. Mr. Fellows has been our Senior Vice President of Manufacturing since August 2006. He has 28 years of manufacturing experience in the paper industry. Before joining us, Mr. Fellows worked for International Paper from 1981 to 2006, where he served as Vice President of Manufacturing for our business from 2003 to 2006, Manager of the pulp and paper mill in Courtland, Alabama, from 2001 to 2003, Manager of the pulp and paper mill in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, Technical Director of the White Papers business in Europe from 1994 to 1997, and in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Michael A. Weinhold. Mr. Weinhold has been our Senior Vice President of Sales and Marketing since August 2006. With 22 years of sales, marketing and manufacturing experience in the paper industry, he is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development and Nextier Solutions functions. Mr. Weinhold previously worked in various sales, marketing and management positions in our business at International Paper from 2000 to 2006 and at Champion International Corporation from 1994 to its acquisition by International Paper in 2000. His most recent positions in our business at International Paper were as Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003.

Robert P. Mundy. Mr. Mundy has been our Senior Vice President and Chief Financial Officer since August 2006. He has 26 years of finance and accounting experience in the paper industry. Mr. Mundy joined us from International Paper where he worked from 1983 to 2006. At International Paper, he served as Director of Finance of our business from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, Controller of the Petroleum and Minerals business from 1996 to 1999, and in other business functions including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Peter H. Kesser. Mr. Kesser has been our Vice President, General Counsel and Secretary since December 2006. During a 25-year legal career, he has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law while working for major law firms and public companies. Mr. Kesser was a shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a leading lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading nitrogen chemical producer, from 1993 to 1997. He was an attorney with Bracewell & Patterson LLP from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Ricardo Moncada. Mr. Moncada has been our Vice President of Human Resources since October 2006. He also served briefly as a human resources consultant for us from June to September 2006 under a transitional arrangement with International Paper. Mr. Moncada has 30 years of experience in the human resources field. He joined us from International Paper where he worked from 1991 to 2006. At International Paper, Mr. Moncada was Vice President of Human Resources of the xpedx business from 2001 to 2006, Director of Human Resources of the Beverage Packaging business from 1997 to 2000, and Vice President of Human Resources of Propal, a joint venture between International Paper and W.R. Grace Co., from 1991 to 1997. He previously worked in human resources with Weyerhaeuser Company from 1986 to 1991 and with Norton Company from 1978 to 1986.

Benjamin Hinchman, IV. Mr. Hinchman has been our Vice President and Chief Information Officer since August 2006. He has 39 years of experience in the information technology field, during which he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Before joining us, Mr. Hinchman worked at International Paper from 1999 to 2006, where he served as Director of Information Technology of our business in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 2000 to 2001. Mr. Hinchman worked for Union Camp Corporation as Director of Information Services for the Fine Papers division from 1995 to its acquisition by International Paper in 1999. He previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Michael E. Ducey. Mr. Ducey has been a director of Verso since March 2007. Mr. Ducey was President and Chief Executive Officer and a director of Compass Minerals International, Inc., a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass Minerals. He previously worked for Borden Chemical, Inc., a diversified chemical company, from 1972 to 2002. During his 30-year career with Borden Chemical, Mr. Ducey held various management, sales, marketing, planning and commercial development positions, most recently serving as President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999. He also is a director of UAP Holding Corp., the parent of United Agri Products, Inc.

Thomas Gutierrez. Mr. Gutierrez has been a director of Verso since November 2008. Mr. Gutierrez has over 35 years of experience in product development, manufacturing, marketing, sales and general business management. He is Chief Executive Officer of PhytoChem Pharmaceuticals, Inc., a development-stage pharmaceutical company founded in January 2009. Mr. Gutierrez was Chief Executive Officer and a director of Xerium Technologies Inc., a leading global manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. He was Chief Executive Officer of three separate business units of Invensys plc, a global leader in technology used to monitor, control and automate processes, from 1995 to 2001. Mr. Gutierrez was Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. He also has held management, technical and engineering positions with Pitney

Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation. He is also a director of Comverge, Inc., a provider of clean energy alternatives.

Scott M. Kleinman. Mr. Kleinman has been a director of Verso since August 2006. Mr. Kleinman is a partner of Apollo Management, L.P., a global private equity firm where he has worked since 1996. He was employed by Smith Barney Inc. in its Investment Banking division from 1994 to 1995. Mr. Kleinman also is a director of Hexion Specialty Chemicals, Inc., Momentive Performance Materials Inc., Realogy Corporation, and Noranda Aluminum Holding Corporation.

David W. Oskin. Mr. Oskin has been a director of Verso since January 2007. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005. He previously worked for 29 years in the paper and forest products industries in various management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper, where he worked initially from 1975 to 1991 and then again as an Executive Vice President from 1996 to 2003. In the interim between 1992 and 1995, he was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a New Zealand based forest products company. Mr. Oskin also is a director of Rayonier Inc., Pacific Millennium Corporation, Samling Global Limited, and Big Earth Publishing LLC, and he serves as Chair of the Board of Trustees of Widener University.

Eric L. Press. Mr. Press has been a director of Verso since January 2009. Mr. Press is a partner of Apollo Management, L.P., a global private equity firm where he has worked since 1998. He was an associate with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions, from 1992 to 1998. Mr. Press was a consultant with The Boston Consulting Group from 1987 to 1989. He has broad experience in industrial, lodging/leisure and financial services investment activities and serves on the boards of directors of Affinion Group, Inc., Harrah’s Entertainment Inc., Innkeepers USA Trust, Metals USA Inc., and Noranda Aluminum Holding Corporation.

L.H. Puckett, Jr. Mr. Puckett has been a director of Verso since August 2006. Mr. Puckett also was our President and Chief Executive Officer from August 2006 to his retirement in November 2006. He worked in the paper industry for 32 years in various sales, marketing and management capacities. Before joining Verso, Mr. Puckett worked at International Paper from 1999 to 2006, where he served as Senior Vice President responsible for our business from 2000 to 2006 and Vice President responsible for the Commercial Printing and Imaging Papers businesses from 1999 to 2000. He worked at Union Camp Corporation from 1974 to its acquisition by International Paper in 1999, where he most recently served from 1998 to 1999 as Senior Vice President responsible for the Fine Papers division containing the uncoated freesheet, pulp and bleached paper board businesses.

David B. Sambur. Mr. Sambur has been a director of Verso since February 2008. Mr. Sambur is a principal of Apollo Management, L.P., a global private equity firm where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a B.A. degree in economics.

Jordan C. Zaken. Mr. Zaken has been a director of Verso since August 2006. Mr. Zaken is a partner of Apollo Management, L.P., a global private equity firm where he has worked since 1999. He was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department from 1997 to 1999. Mr. Zaken also is a director of Hexion Specialty Chemicals, Inc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Our board of directors consists of nine directors who are divided into three classes – Class I, Class II and Class III – with three directors each. The directors in each class serve for staggered three-year terms. Messrs. Gutierrez, Press and Puckett are Class I directors whose terms will expire at our 2009 Annual Meeting of Stockholders. Messrs. Jackson, Oskin and Zaken are Class II directors whose terms will expire at our 2010

Annual Meeting of Stockholders. Messrs. Ducey, Kleinman and Sambur are Class III directors whose terms will expire at our 2011 Annual Meeting of Stockholders.

Director Independence

The listing standards of the New York Stock Exchange, or “NYSE,” require that a listed company have a majority of independent directors. However, Verso is a “controlled company” as defined in the NYSE’s listing standards – i.e., a company of which more than 50% of the voting power is held by an individual, group or another company – and thus is not required by the NYSE to comply with the majority director independence requirement or to have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. Nonetheless, Verso’s board of directors has determined that three of our nine directors – Michael E. Ducey, Thomas Gutierrez and David W. Oskin – are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE and, as to the members of the Audit Committee of our board of directors, the additional independence requirements imposed by the SEC, and that none of them has any relationship, direct or indirect, to Verso other than as stockholders or through their service as directors.

As mentioned above, the SEC imposes additional independence requirements on the audit committees of public companies that are listed on national securities exchanges and associations. Under the SEC’s rules, which are incorporated into the NYSE’s listing standards, the audit committee of a listed company must be composed entirely of independent directors. However, the SEC has provided an exemption from the audit committee independence requirements for newly public companies such as Verso. Under this exemption, Verso was required to have at least one independent director serving as a member of the Audit Committee during the initial 90 days from the effective date of our IPO registration statement (May 14, 2008). From that date until one year from the effective date of the IPO registration statement (May 14, 2009), our Audit Committee is required to be composed of a majority of independent directors. Thereafter, our Audit Committee will be required to consist entirely of independent directors. Verso has complied with the SEC’s audit committee independence requirements during the 90-day and one-year periods. However, with one member of our Audit Committee, David B. Sambur, not being independent, our board of directors intends to appoint an independent director to the Audit Committee to replace Mr. Sambur on or before May 14, 2009.

Committees of the Board of Directors

Committee Overview

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each operating under a charter adopted by our board of directors. The charters of these committees are available for review in the “Governance” section of the “Our Company” page on our web site at www.versopaper.com. The information on our web site is not a part of this Proxy Statement.

The following table summarizes the committee structure of our board of directors.

Corporate Governance
		Audit	Compensation	and Nominating
Director	Independent	Committee	Committee	Committee

Michael E. Ducey	•	• *
Thomas Gutierrez	•
Michael A. Jackson
Scott M. Kleinman			• *	• *
David W. Oskin	•	•		•
Eric L. Press
L.H. Puckett, Jr.
David B. Sambur		•	•
Jordan C. Zaken			•

*	Chair of the committee.

Audit Committee

The purposes of the Audit Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the integrity of Verso’s financial statements and other financial information provided to our stockholders and other relevant parties;

•	Verso’s system of internal control;

•	the performance of Verso’s internal accounting and financial controls and the function of the internal audit department;

•	the qualifications, independence and performance of Verso’s independent registered public accounting firm; and

•	Verso’s process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

Each director serving on the Audit Committee — Messrs. Ducey, Oskin and Sambur — satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise and qualifies as an audit committee financial expert under the SEC’s rules.

Compensation Committee

The purposes of the Compensation Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the review and approval of Verso’s compensation philosophy and objectives for our executive officers;

•	the review and approval of the performance goals and objectives relevant to the compensation of Verso’s executive officers;

•	the review and approval of the compensation of Verso’s executive officers; and

•	acting as administrator as may be required by Verso’s incentive compensation and equity-related plans in which our executive officers may be participants.

Corporate Governance and Nominating Committee

The purposes of the Corporate Governance and Nominating Committee are to assist our board of directors in fulfilling its responsibilities regarding:

•	the identification of qualified candidates to become directors of Verso, consistent with criteria approved by our board of directors;

•	the selection of nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected;

•	the selection of candidates to fill vacancies and newly created directorships on our board of directors;

•	the identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	the development and recommendation to our board of directors of guidelines setting forth corporate governance principles applicable to Verso; and

•	oversight of the evaluation of our board of directors and management.

Nomination and Evaluation of Director Candidates

Our board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 13 of our bylaws, which sets forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to the Corporate Governance and Nominating Committee, attn: Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Our Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty, high ethics and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the candidate’s:

•	business judgment and ability to make independent analytical inquiries;

•	understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	professional background, including experience as a director of a public company and as an officer or former officer of a public company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level; and

•	educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and our board of directors also evaluate each director candidate in the context of our board of directors as a whole, with the objective of assembling a group of directors that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and our board of directors also consider the director’s past attendance at meetings of our board of directors, the director’s participation in and contributions to the activities of our board of directors, and the results of the most recent board of directors evaluation. Notwithstanding the foregoing criteria, if we are legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

Nominees for Election as Class I Directors

Our board of directors has nominated Messrs. Gutierrez, Press and Puckett for election as Class I directors at the 2009 Annual Meeting of Stockholders. Mr. Puckett is a nominee for re-election as a Class I director. Messrs. Gutierrez and Press were identified as director candidates by the chair of our Corporate Governance and Nominating Committee and were appointed Class I directors by our board of directors in November and December 2008, respectively.

Director Attendance at Board of Directors and Committee Meetings

Our board of directors holds meetings on a quarterly basis and on other occasions as necessary or appropriate. In 2008, the board of directors, Audit Committee and Compensation Committee met or acted by written consent in lieu of a meeting eight, two and five times, respectively. The Corporate Governance and Nominating Committee did

not meet in 2008, which was our first partial year as a public company. Each director attended or participated in at least 75% of the aggregate number of meetings in 2008 of the board of directors and its committees on which he served.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines also provide that our non-management directors will meet in executive session without management present at least two times per year. We became a public company in May 2008, and during the balance of the year our non-management directors met once in executive session. Our non-management directors have chosen Mr. Oskin to preside at all executive sessions of the non-management directors and have decided that, in his absence, the non-management directors in attendance at the executive session will choose a substitute presiding director from among those then present.

In addition, our Corporate Governance Guidelines provide that our independent directors will meet in executive session at least once per year. Our independent directors have not yet met in executive session.

Director Attendance at Stockholders Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders meetings. We expect that absent compelling circumstances, our directors will attend our annual stockholders meetings in person or by telephone.

Communications with Directors

Any interested party wishing to communicate with our board of directors, our non-management directors or a specific director may do so by delivering the written communication in person or mailing it to: Board of Directors, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the material outlined in the communication. For example, if a communication relates to accounting, internal accounting controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chair of the Audit Committee. From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to our web site for any changes in this process.

Corporate Governance

General

In furtherance of its goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines;

•	Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee charters, as described above;

•	Code of Conduct; and

•	Whistleblower Policy.

Each of these documents is available, free of charge, in print to any stockholder who requests it and in the “Governance” section of the “Our Company” page on our web site at www.versopaper.com. The information on our web site is not a part of this Proxy Statement.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which the board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as:

•	the size of the board of directors;

•	director independence;

•	meetings of non-management and independent directors;

•	director qualifications;

•	matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies and the impact on management directors of changes in their employment at Verso;

•	director responsibilities;

•	director compensation;

•	director access to senior management and independent advisors;

•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance; and

•	board of directors participation in the development of management leadership.

Code of Conduct

Our Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses, among other things:

•	ethical business conduct;

•	compliance with legal requirements;

•	confidentiality of Verso’s business information;

•	use of Verso’s property;

•	avoidance of conflicts of interest;

•	conduct of Verso’s accounting operations, preparation of financial reports, and making of public disclosures; and

•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in Verso’s financial reports or other public disclosures.

Our employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our web site. Since our IPO in May 2008, we have not amended the Code of Conduct and have not received or granted any requests for waivers from the Code of Conduct.

Whistleblower Policy

The Audit Committee has adopted a Whistleblower Policy that governs the receipt, retention and treatment of complaints received by Verso regarding accounting, internal accounting controls, auditing matters and questionable financial practices. The Whistleblower Policy is designed to protect the confidential, anonymous submission by Verso’s employees of any concerns that they may have regarding questionable accounting or auditing matters. The Whistleblower Policy permits the reporting of those concerns by various means, including email, letter, telephone or a confidential hotline managed by an independent third-party vendor. Complaints will be reviewed under the Audit Committee’s direction, with oversight by Verso’s General Counsel, Internal Audit Manager or such other persons as the Audit Committee or the General Counsel determines to be appropriate.

Policy Relating to Related-Person Transactions

Our board of director’s policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by our Audit Committee, regardless of the dollar amount of the transaction. No transaction between Verso and any related persons has been reviewed or approved since our IPO occurred in May 2008.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. No person who served as a member of our Compensation Committee during 2008 was, at any time in 2008, also a current or former officer or employee of Verso. The members of our Compensation Committee are partners or principals of Apollo, and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this Proxy Statement.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and our financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, or “Deloitte & Touche,” an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche our audited consolidated financial statements as of and for the year ended December 31, 2008. The Audit Committee also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires our independent registered public accounting firm to disclose in writing to the Audit Committee all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche is compatible with maintaining its independence.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche dated March 2, 2009, regarding our audited consolidated financial statements as of and for the year ended December 31, 2008, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Michael E. Ducey (Chair)
David W. Oskin
David B. Sambur

COMPENSATION COMMITTEE REPORT

The members of our Compensation Committee have reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.

Scott M. Kleinman (Chair)
David B. Sambur
Jordan C. Zaken

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our philosophy is that executive compensation should allow us to compete effectively for executive talent, and be structured to emphasize incentive-based compensation that is determined by the achievement of company and individual performance objectives. In principle, we believe that:

•	annual base salaries should be competitive with the marketplace average;

•	the combination of variable annual compensation and long-term incentive compensation should stress the achievement of short-term and long-term performance objectives and should provide the opportunity to earn more than the marketplace average for performance that exceeds targeted levels;

•	long-term incentive compensation opportunities should be targeted at levels that exceed those of our peer group companies; and

•	equity ownership by the members of our executive management team should be encouraged, to align the short-term and long-term interests of our executive officers with those of the holders of our equity interests.

Role of Compensation Committee and Management

Our Compensation Committee has the primary authority to determine our compensation philosophy and objectives and establish compensation for our executive management, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (we refer below to these five officers as our “executive officers”). The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our executive officers as a group. Based on that annual review, and its evaluation of information provided by our management and such other information as it deems relevant, and in line with our compensation philosophy, the Compensation Committee determines compensation for our Chief Executive Officer and recommends the compensation for all of our other executive officers for approval by our board of directors.

Our Chief Executive Officer assists the Compensation Committee with establishing compensation of our senior management, including our other executive officers, by providing evaluations of their performance and recommendations to the board of directors regarding their compensation. Members of our senior management participate in annual performance reviews with the Chief Executive Officer, in which they evaluate with the Chief Executive Officer their contributions to our success for the period being assessed.

Use of Peer Group Data

We periodically review our compensation practices with reference to wage surveys conducted by compensation consulting firms. This data is integral to our decisions regarding appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data as a reference in establishing our compensation framework and to verify that our compensation is at a level that will allow us to attract, retain and motivate our management.

For our decisions with respect to 2008 executive compensation, we utilized compensation data and analyses in the 2008 Forest Products Industry Compensation Association Survey, or the “2008 FPICA Survey,” and the 2007 Forest Products Industry Compensation Association Survey, or the “2007 FPICA Survey,” conducted by the Stanton Group, as well as a customized compensation study conducted for us by Valere Consulting LLC, or the “Valere Report.” We reviewed the 2008 FPICA Survey data and Valere Report to evaluate what compensation was appropriate and competitive in 2008 for companies of our size in the forest products industry. In making that determination, we also reviewed the 2008 FPICA Survey data in conjunction with the 2007 FPICA Survey data, to determine year-over-year trendlines in peer group compensation.

Our peer group for 2008 was comprised of the forest paper industry companies that participated in the 2008 FPICA Survey and companies that were selected by Valere Consulting LLC for inclusion in the Valere Report. The companies included manufacturing and paper industry companies similar in size to us that participated in online surveys and published surveys. The list set forth below includes peer group members that are listed by name in the 2008 FPICA Survey or Valere Report, but does not include the many manufacturing and paper industry companies that participated in online surveys and published studies that were not specified by name in the aggregate survey data.

Accellent Inc.	AMH Holdings Inc.	Appleton Papers Inc.
Appleton Coated LLC	Avago Technologies Limited	Boise, Inc.
Boise Cascade, LLC	Buckeye Technologies Inc	Caraustar Industries, Inc.
Deltic Timber Corporation	Evergreen Packaging Inc.	EXCO Resources, Inc.
Fraser Papers Inc.	P. H. Glatfelter Company	Graphic Packaging International, Inc.
Green Diamond Resource Company	Hancock Forest Management Inc.	International Paper Company
Jazz Pharmaceuticals, Inc.	KapStone Paper & Packaging Corporation	Language Line Services, Inc.
LIN TV Corp.	Longview Fibre Paper & Packaging, Inc.	Louisiana-Pacific Corporation
MeadWestvaco Corporation	Menasha Packaging Company LLC	Myllykoski North America Inc.
NewPage Corporation	Pacific Lumber Company	Packaging Corporation of America
Plum Creek Timber Company, Inc.	Port Townsend Paper Corporation	Potlatch Corporation
Primedia Inc.	Rayonier Inc.	Regency Energy Partners LP
Rock-Tenn Company	Rockwood Holdings, Inc.	Roseburg Forest Products Co.
Safety Products Holdings, Inc.	Sappi Fine Paper North America	Sealy Corporation
Sierra Pine Limited	Simpson Investment Company	Smurfit-Stone Container Corporation
Sonoco Products Company	Swanson Group, Inc.	Temple-Inland Inc.
Timber Products Company	UPM-Kymmene, Inc.	Viasystems, Inc.
West Fraser Timber Co. Ltd.	West Linn Paper Company	The Westervelt Company
Weyerhaeuser Company

Elements of Executive Compensation

These are the elements of our compensation program for our senior management, which includes our executive officers:

Element	Type of Compensation

Base salary	Fixed cash payment

Verso Incentive Plan	Variable annual performance incentive bonus with discretionary component

Senior Executive Bonus Plan	Bonus that may be annual or long-term, and incentive-based or discretionary

2008 Incentive Award Plan	Long-term equity-based compensation

Unit Investment and Award Program	Long-term equity-based compensation

Other Benefits and Perquisites	Section 401(k) plan; tax-qualified salaried
supplemental retirement plan; nonqualified
defined contribution plan; relocation
assistance; financial counseling; medical,
dental, life and disability insurance

Our compensation program includes a base salary and other benefits and perquisites intended to be competitive with those offered by our peer group, and which we provide to enable us to attract and retain talented individuals to serve as our executive officers in a competitive environment for that talent. In addition, our program includes a variable annual performance incentive bonus, the purpose of which is to encourage outstanding performance by individual executives, by permitting individual performance to be recognized and which is based, in significant part, on an evaluation of the contribution made by the executive to our overall performance. Our program also includes long-term equity-based compensation that relates a significant portion of long-term remuneration directly to appreciation in the value of our stock. This type of compensation is intended to align the interests of our executives with those of our stockholders and serves to promote our executives’ continued service to the organization.

We believe that total compensation should be weighted less towards fixed compensation and more towards performance incentive-based compensation. Consistent with that approach to compensation, in 2008 we adopted two new incentive plans, the Senior Executive Bonus Plan and the 2008 Incentive Award Plan, to allow us additional flexibility in the types of incentive awards that we may offer to our management in the future.

Base Salary

We determine base salaries for our executives, including our executive officers, based on each of their position levels, taking into account the market salary range for our peer group of companies, determined by reference to aggregate survey data. We intend base salaries to be competitive with the market average for salaries within our peer group, so that we can compete effectively in the market for talented individuals to serve as our executives and retain our executives.

We developed our internal base salary compensation structure for 2008 by creating pay scales that range from 75% to 125% of the market midpoint, as determined by reference to the 2008 FPICA Survey and Valere Report, adjusted, as appropriate, for an individual executive’s position and experience. The base salary amounts paid to our executive officers in 2008 were near the average salary range for our peer group companies, and we confirmed that each executive officer’s base salary was near 25% of the applicable midpoint of salaries reported in the 2008 FPICA Survey and Valere Report. Also, we confirmed that each executive officer’s base salary was within the trendlines for minimum and maximum salary parameters reported by our peer group in the 2007 FPICA Survey and 2008 FPICA Survey.

The base salary of each executive officer constituted 13% to 26% of his total compensation for 2008, which reflects our philosophy that a meaningful portion of each executive officer’s compensation should be performance-based.

In 2009, we suspended indefinitely merit salary increases for our employees, including our executive officers, in response to the challenges presented by current difficult economic conditions.

Verso Incentive Plan

Under the Verso Incentive Plan, or the “VIP,” which is administered by our Compensation Committee, our executive officers and other managers have an annual incentive (bonus) opportunity with awards based on the achievement of specified performance level goals. We intend this plan to encourage outstanding performance by individual executives, by permitting individual performance to be recognized and rewarding individuals for achievements that contribute to Verso’s performance. The VIP for 2008 established specific performance level goals for a combination of four core measures of 2008 performance, upon which a specified percentage of a pool for payment of VIP bonuses was based, as follows:

		Percentage of
Core Measures of 2008 Performance	Performance Level Goals	Bonus Pool

2008 earnings before interest, taxes, depreciation and amortization, adjusted for expenses such as start-up costs and/or financial accounting changes, if any, or “Adjusted EBITDA”	Threshold: $250 million Target: $320 million Maximum: $360 million	25%

Average month-end working capital improvement, or “Working Capital”	Threshold: $10 million Target: $14 million Maximum: $18 million	10%

Reduction of realizable gap, or “R-GAP Reduction”	Threshold: $45 million Target: $57 million Maximum: $64 million	15%

An individualized list of incentive objectives related to the executive officer’s opportunity to create value for Verso	Performance levels are tailored to each executive officer’s position and relate to performance on objectives associated with the executive officer’s area of responsibility	50%

We established the 2008 VIP performance level goals for the three Verso performance measures listed above with reference to our historical performance, adjusted based on expected changes during 2008. The individual part of the incentive formula contracts or expands symmetrically to the achievement of Verso performance levels.

Conditions in our industry in early 2008 appeared favorable for a strong performance by Verso, and so we established maximum performance goals that required an extraordinary level of strong performance by Verso. Market conditions changed dramatically in the second half of 2008, and for 2009 and future periods, we do not expect to establish maximum performance level goals that require as significant of a stretch in Verso’s performance as was required for 2008, unless market conditions again make it appropriate for us to determine to do so.

Our actual performance in 2008 was as follows: (a) Adjusted EBITDA, $238.2 million; (b) Working Capital, improvement of $12 million; and (c) R-GAP Reduction, $62.3 million.

The VIP awards to each executive officer focus on short-term retention and incentive goals. For 2008, the VIP performance goals included a combination of financial targets (e.g., Adjusted EBITDA and Working Capital) and goals relating to core strategic initiatives (e.g., R-GAP Reduction). Also, we factored into the value of the 2008 VIP award of each executive officer his position and duties and the relative market average for his position, as determined by reference to the aggregate survey data for our peer group.

We fund the VIP bonus pool in an amount that is based on our achievement of the annual performance level goals. After the amount of the bonus pool is determined, we distribute individual VIP awards, within the limits of the pool, based on our evaluation of individual, departmental and functional contributions to achievement of the performance level goals. If we had achieved maximum performance levels for 2008 with respect to each of the four core performance measures, the maximum amount of the bonus pool would have been $18,248,217. However, our Compensation Committee has the discretion to increase or decrease the percentage of the maximum bonus pool that is payable, based on extraordinary or unanticipated events and conditions.

Based solely upon 2008 performance, as measured against the specified performance measures, the VIP called for funding the bonus pool at 36% of the maximum bonus pool amount (0% based on Adjusted EBITDA performance; 5% based on Working Capital performance; 13.1% based on R-GAP Reduction performance; and 18.1% based on individual performance). However, the Compensation Committee determined that our performance achievements in 2008 in a very difficult and challenging business environment merited a nonrecurring upward adjustment in the incentive payments from the base level of 36% to 55% of the maximum incentive opportunity level. These achievements included, among others, (a) the best overall safety performance in our history, which puts us in the first quartile for safety performance by all U.S. manufacturers; (b) marked improvements in our operating and financial performance as measured by EBITDA, gross margin and working capital; (c) surpassing our aggressive cost-savings goal for R-GAP, our manufacturing excellence program; (d) the completion of two major planned mill outages on time, under budget and without any injuries; (e) the development of new specialty paper product offerings for our customers; and (f) the execution and completion of our IPO. Incentive payments for 2008 were made to our executive officers and other management in March 2009. The executive officers’ incentive payments were made under the VIP as to the initial component and under our Senior Executive Bonus Plan as to the additional component. For additional information concerning these components, please refer to the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table” under the heading “Executive Compensation” in this Proxy Statement.

Senior Executive Bonus Plan

On May 8, 2008, we adopted the Senior Executive Bonus Plan, which is administered by the Compensation Committee. Under this plan, our designated key executives, including our executive officers, are eligible to receive bonus payments with respect to a specified period (for example, our year). Bonuses are generally payable upon the attainment of pre-established performance goals. Performance goals under the Senior Executive Bonus Plan may relate to one or more corporate business criteria with respect to us or any of our subsidiaries. The Senior Executive Bonus Plan also provides for bonuses that are not based on achievement of performance goals, including discretionary bonuses as determined by the Compensation Committee.

The Senior Executive Bonus Plan is intended allow us flexibility in the compensation that we may provide our executives, including that we can encourage outstanding executive performance by providing annual or long-term incentive-based awards, promote retention of our executives with long-term awards and adjust compensation as we may determine to be appropriate with bonuses. In determining whether to grant awards and what types of awards to grant an executive under this plan, we would consider what cash and equity incentive awards and bonus opportunities the executive has received under our other plans, to develop a compensation structure for the executive that is in line with the goals that we determine to achieve through compensation of the executive.

For their achievements in 2008, we paid our executive officers a discretionary bonus under the Senior Executive Bonus Plan, as described above in “Compensation Discussion and Analysis – Elements of Executive Compensation – Verso Incentive Plan.”

Effective as of January 1, 2009, the Compensation Committee approved and adopted the 2009 Long-term Cash Award Program for Executives, which is a program administered by the Compensation Committee under the Senior Executive Bonus Plan. This program is a performance based bonus award program under which our executive officers are eligible to receive cash bonuses under the Senior Executive Bonus Plan with respect to certain performance periods. Twenty percent (20%) of each participant’s maximum bonus award under the program will be payable if Verso achieves adjusted EBITDA targets with respect to each of calendar years 2009, 2010 and 2011. The remaining forty percent (40%) of each participant’s maximum bonus award under the program will be payable if Verso achieves a cumulative adjusted EBITDA target for the three-year performance-cycle period covering calendar years 2009 through 2011. With respect to both the annual bonuses and the cumulative bonus under the program, bonuses in an amount less than the maximum may be payable to the participants if Verso fails to achieve the maximum adjusted EBITDA target, but does achieve lesser target or threshold levels of adjusted EBITDA, with respect to a given performance period. The Compensation Committee selected the participants (including our executive officers) in the 2009 Long-term Cash Award Program and established performance based formulas for each participant’s award.

2008 Incentive Award Plan

On May 8, 2008, we adopted the 2008 Incentive Award Plan, which is administered by the Compensation Committee and board of directors. Under this plan, we may grant a variety of stock based compensation awards to our executive officers and other employees, consultants and directors, including nonqualified stock options, or “NSOs,” incentive stock options, or “ISOs,” within the meaning of Section 422 of the Internal Revenue Code, of

1986, as amended, or the “Internal Revenue Code, stock appreciation rights, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalents, performance share awards, performance based awards, stock payment awards and other stock based awards. The awards available under our 2008 Incentive Award Plan also include performance-based cash bonuses, which would have pre-established performance goals that relate to the achievement of Verso business objectives. The performance-based stock awards available under the plan are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, to allow these awards, when payable, to be tax deductible by us.

The 2008 Incentive Award Plan is intended to encourage executive retention and outstanding executive performance over the long-term, by providing for long-term incentive-based awards. The equity-based awards under this plan will also serve to align the interests of recipients of those awards with the interests of our stockholders. In considering whether to grant equity-based awards under this plan, we would consider what long-term equity-based awards the proposed recipient has already received from Verso, including under the Unit Investment and Award Program described below.

In 2008, we did not grant any awards to our executive officers under the 2008 Incentive Award Plan, but we granted options under the 2008 Incentive Award Plan to Thomas Gutierrez and Eric L. Press upon their appointment as directors. On November 5, 2008, Mr. Gutierrez received fully vested options to acquire 15,200 shares of our common stock at an exercise price of $1.43 per share. On February 8, 2009, Mr. Press received fully vested options to acquire 15,200 shares of our common stock at an exercise price of $0.71 per share. The exercise prices of the options are equal to the fair market value per share of our common stock on the respective dates of grant as determined in accordance with the 2008 Incentive Award Plan.

Unit Investment and Award Program

Through our Unit Investment and Award Program, in 2006 and 2007, our executive officers invested in Verso by purchasing limited partner interests in Verso Paper Management LP. At the time of their purchases, Verso Paper Management LP was Verso’s sole equity owner, and it is currently Verso’s principal stockholder. The interests that they purchased were non-voting capital interests, designated as “Class A Units” under the Limited Partnership Agreement of Verso Paper Management LP, or the “LP Agreement.” The Class A Units were intended to be substantially economically equivalent to the securities acquired by affiliates of Apollo in connection with its acquisition of Verso’s assets from International Paper in 2006.

In connection with their investment in the Class A Units, our executive officers became entitled to receive equity awards in the form of non-voting profit interests, designated as “Class B Units” and “Class C Units,” in Verso Paper Management LP, allowing the executive officers to share in our future profits. The Class B Units were intended to be substantially economically equivalent to stock options that vest based on the passage of time, generally vesting in five equal annual installments, subject to continuous employment through each applicable vesting date. The Class C Units were intended to be substantially economically equivalent to stock options that vest based on the achievement of performance criteria, generally vesting only upon the achievement of a specified internal rate of return. The number of Class B Units and Class C Units awarded were related to our evaluation of the estimated value of the executive officer’s opportunity and expected ability to affect our results.

Verso Paper Management LP issued Class D Units to our non-employee directors. The Class D Units were intended to be substantially economically equivalent to stock options that are fully vested as of the date of grant.

The Unit Investment and Award Program was designed for multiple purposes, including to serve as a means through which: our senior executives indirectly purchased equity in Verso, to align their interests with those of our other equity owners; our senior executives and other management received long-term equity awards similar to stock options, to enhance management retention over the long-term and also to align their interests with those of our equity owners; and our directors received long-term equity awards similar to stock options, to attract and retain qualified directors.

In connection with our IPO in May 2008, all limited partner interests in Verso Paper Management LP, including all Units owned by our executive officers and directors, were modified such that each holder of Class A Units, Class B Units, Class C Units and Class D Units (including our executive officers and directors holding any such Units) was assigned a Unit for each share of Verso common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of Verso common stock held by it in kind, valued at the initial public offering price, in a hypothetical liquidation on the date of the offering. All Units are vested, except for Units corresponding to former Class B Units that remained unvested on May 20, 2008, which are subject to the same time-vesting requirements that applied to the former Class B Units. Each Unit holder has the right, subject to certain conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of Verso common stock held by Verso Paper Management LP; however, the management limited partners of Verso Paper Management LP may not exercise their exchange right until the expiration of any applicable lock-up period (that is, at least one year after the date of consummation of our IPO on May 20, 2008), and their exchange right is subject to certain transfer restrictions, repurchase rights and conditions relating to termination of employment.

The shares of Verso common stock that the management limited partners may acquire by exchanging their Units are outstanding shares of common stock owned by Verso Paper Management LP. Therefore, the exchange of Units for shares of common stock will not dilute our stockholders’ percentage equity ownership of Verso.

Other Benefits and Perquisites

We provide the following benefits to our eligible employees:

•	Section 401(k) plan;

•	tax-qualified salaried supplemental retirement plan;

•	nonqualified defined contribution plan;

•	relocation assistance;

•	financial counseling; and

•	medical, dental, life and disability insurance.

Our Section 401(k) plan permits eligible employees to defer up to the lesser of 85% or $15,500 of their annual eligible compensation on a tax deferred basis, subject to certain limitations imposed by the Internal Revenue Code. In 2008, we matched 70% of the first 4%, and 60% of the second 4%, of employee contributions to the 401(k) plan. Employees’ elective deferrals and any matching contributions by Verso are immediately vested and non-forfeitable in the 401(k) plan. In April 2009, we suspended employer matching contributions under the 401(k) plan, in response to the challenges presented by current difficult economic conditions.

Our tax-qualified salaried supplemental retirement plan, or “SSRP,” is funded by Verso and allocated yearly to a retirement savings plan account for each eligible employee. The amount allocated is determined by a formula that is based on the employee’s proximity to retirement age and years of service to Verso and its predecessors. Pursuant to the formula, Verso contributes between 2.75% and 12% of the employee’s eligible compensation. Unless an employee has been employed by Verso or its predecessor for at least three continuous years, Verso’s contributions to the employee’s SSRP account will not be vested. For employees who have been employed by Verso or its predecessor for at least three continuous years, all Company contributions to the SSRP account are vested.

Our nonqualified defined contribution plan, which we sometimes refer to as the “deferred compensation plan,” permits eligible employees to defer up to 85% of their annual base salary and up to 100% of their incentive compensation. In 2008, we matched 70% of the first 4%, and 60% of the second 4%, of employee deferrals under the plan, subject to limitations. In April 2009, we suspended employer matching contributions under the deferred compensation plan, in response to the challenges presented by current difficult economic conditions. The deferred compensation plan is not qualified under Section 401(a) of the Internal Revenue Code. Until distributed, contributions to the plan and investment earnings are held in a rabbi trust funded by Verso. While actively employed, plan participants may not withdraw specific dollar amounts from their plan accounts unless certain hardship conditions are satisfied. Upon termination of employment with us, a participant (or in the case of death, the participant’s beneficiaries) receives his or her account balance in a lump sum or installments, subject to plan requirements.

We provide relocation benefits, including a housing allowance, to certain eligible employees upon their employment with us. The allowance is intended to partially defray the additional cost of housing while the employee relocates.

Subject to an annual cap that is between $5,000 and $7,500 (depending on the executive’s position), we cover the cost of financial counseling for our senior executives, to encourage them to utilize our compensation program to its best advantage.

We make available medical, dental, life and disability insurance to all eligible salaried employees.

Tax and Accounting Treatment of Compensation

We believe that it is in Verso’s best interests to satisfy the requirements for tax deductibility of compensation provided by us, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain flexibility in the structure of compensation that we provide, even if that structure results in our inability to take tax deductions for some compensation, so that we may consider other factors in determining what compensation is appropriate for our management. We expect base salary and other compensation provided by Verso in 2008 to meet the requirements for tax deductibility under the Internal Revenue Code, except that compensation attributable to Units granted or vesting under the Amended LP Agreement of Verso Paper Management LP is structured such that Verso does not take tax deductions for it.

Section 409A of the Internal Revenue Code, or “Section 409A,” imposes significant additional taxes and interest on underpayments of taxes in the event that an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

We have adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” or “FAS 123R.” Under the fair value recognition provisions of FAS 123R, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate and only recognize compensation expense for those shares expected to vest over the requisite service period of the award.

Risk Analysis

We use compensation, in part, to motivate and reward our executive management for achieving our business goals. Achievement of those business goals will lead to results that benefit Verso. However, we realize that the pursuit of goals that lead to payment of incentive compensation, especially annual cash incentive compensation such as the VIP bonus, could cause an executive officer to focus on individual enrichment rather than Verso’s welfare, and so take actions intended to achieve the business goals necessary for payment of the incentive, but that expose Verso to undue risk. In evaluating Verso’s executive compensation program, the Compensation Committee has not conducted an analysis that focuses specifically on whether our executive compensation program or its components would encourage our executives to expose Verso to undue risk for their own benefit. However, we believe that our executive compensation program limits the probability of this result occurring. As part of our executive compensation program, our executive officers have made a long-term equity investment in Verso through ownership of Units in Verso Paper Management LP. The value of their investment would be at risk if they were to engage in activities that subject Verso to undue risk. Additionally, our Compensation Committee has the discretion to respond to any executive who takes inappropriate actions to increase his incentive compensation, but which expose Verso to undue risk, by exercising its discretionary authority over payment of the VIP bonus. We believe that our executive officers’ long-term equity investments in Verso and the discretionary authority of the Compensation Committee over payment of the VIP bonus serve to deter actions that would benefit an executive by exposing Verso to undue risk.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the 2008 compensation of our executive officers.

					Vesting of	Non-Equity
Name and Principal					Unit	Incentive Plan	All Other
Position	Year	Salary		Bonus(1)	Awards(2)(3)	Compensation	Compensation		Total(2)

Michael A. Jackson	2008	$450,000		$184,440	$2,361,120	$395,560	$53,144	(4)	$3,444,264
President and Chief Executive Officer	2007	408,333	(5)	—	66,355	166,240	56,432		697,360
Lyle J. Fellows	2008	304,000		97,626	530,970	209,374	69,966	(6)	1,211,936
Senior Vice President of Manufacturing	2007	259,880		—	14,653	78,060	84,905		437,498
Michael A. Weinhold	2008	295,000		84,747	530,970	181,753	40,128	(7)	1,132,598
Senior Vice President of Sales and Marketing	2007	255,161		—	14,653	67,430	50,826		388,070
Robert P. Mundy	2008	282,000		83,157	530,970	178,343	39,217	(8)	1,113,687
Senior Vice President and Chief Financial Officer	2007	235,175		—	14,653	67,430	55,824		373,082
Ricardo Moncada(9)	2008	237,000		60,261	413,021	129,239	106,401	(10)	945,922
Vice President of Human Resources

(1)	The Compensation Committee determined that our performance achievements merited a nonrecurring upward adjustment in the incentive payments under the VIP. The executive officers’ incentive payments were made under the VIP as to the initial component and under the Senior Executive Bonus Plan as to the additional component. The amount in this column represents the additional component.

(2)	Our executive officers invested in Verso by purchasing Class A Units of Verso Paper Management LP. In connection with their investment, they received Class B Units that vested over time and Class C Units that vested based on Verso’s performance. On May 20, 2008, the LP Agreement was amended. Under that amendment, holders of Class C Units, including our executive officers, hold vested Units corresponding to the unvested former Class C Units. The amounts for 2008 in this column include compensation expense recognized for the vested Units, based on a fair value of $11.88 per Unit, which reflects the $12.00 IPO price per share of our common stock adjusted to reflect valuation in accordance with FAS 123R, as follows: Mr. Jackson – $2,294,765; Mr. Fellows – $516,317; Mr. Weinhold – $516,317; Mr. Mundy – $516,317; and Mr. Moncada – $401,627.

(3)	All amounts in this column represent FAS 123R compensation expense taken to reflect the vesting of Units. For Class B Units, which vested over time, and for the Units corresponding to former Class B Units, which vest on the same schedule as the former Class B Units, the amounts for 2007 and 2008 represent FAS 123R compensation expense computed as of the grant date of the Class B Units and taken by Verso in increments as the units vest. In computing this compensation expense, we used the Black-Scholes option pricing model and applied the following assumptions: expected term of five years, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends and average risk free rates of 3.0% in 2008 and 4.2% to 4.7% in 2007. For Units corresponding to former Class C Units, no amounts are included for 2007 (when the Class C Units were unvested), and the amounts included for 2008 represent FAS 123R compensation expense computed as of May 20, 2008, reflecting that these Units were vested in full on that date. In computing the compensation expense for the Units corresponding to former Class C Units, we used the Black-Scholes option pricing model, and applied the following assumptions: expected term of 1 year, volatility rate of 36.65% based on industry historical volatility rate, expected dividend rate of 1%, and average risk free rate of 2.0% in 2008.

(4)	Mr. Jackson received $10,218 in employer matching contributions to the 401(k) plan, $6,325 in employer contributions to the SSRP, $26,243 in employer contributions to the deferred compensation plan, and $7,500 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Jackson received $2,858 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Jackson or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).

(5)	In January 2008, Mr. Jackson’s annual base salary was increased from $400,000 to $450,000, with retroactive effect to November 1, 2007. Such retroactive base salary increase was provided in the form of a lump sum payment equal to the aggregate amount of base salary that would otherwise have been paid from November 2007 through January 2008, had such pay increase taken effect on November 1, 2007.

(6)	Mr. Fellows received $10,665 in employer matching contributions to the 401(k) plan, $19,835 in employer contributions to the SSRP, $33,941 in employer contributions to the deferred compensation plan, and $5,000 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Fellows received $525 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Fellows or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).

(7)	Mr. Weinhold received $10,089 in employer matching contributions to the 401(k) plan, $11,500 in employer contributions to the SSRP, $13,014 in employer contributions to the deferred compensation plan, and $5,000 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Weinhold received $525 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Weinhold or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).

(8)	Mr. Mundy received $10,110 in employer matching contributions to the 401(k) plan, $11,500 in employer contributions to the SSRP, $12,082 in employer contributions to the deferred compensation plan, and $5,000 for financial counseling. As a limited partner of Verso Paper Management LP, Mr. Mundy received $525 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Mundy or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).

(9)	In 2007, Mr. Moncada was not one of our three most highly compensated officers other than our Chief Executive Officer and Chief Financial Officer.

(10)	Mr. Moncada received $10,696 in employer matching contributions to the 401(k) plan, $19,804 in employer contributions to the SSRP, $10,495 in employer contributions to the deferred compensation plan, $4,980 for financial counseling, and $60,018 in relocation reportable income, including reimbursement for taxes payable on a portion of the reimbursed relocation expenses. We reimburse taxes payable on reimbursed relocation expenses, so that executives whom we require to relocate are fully reimbursed for expenses incurred as a result of our requirement that they relocate, and do not pay any of those expenses out-of-pocket to make up for taxes payable on the reimbursed expenses. In addition to the foregoing amounts, as a limited partner of Verso Paper Management LP, Mr. Moncada received $408 in 2008 with respect to his vested Units that correspond to former Class B Units, as a pass-through of dividends on common stock received by Verso Paper Management LP (dividends received on other Units are not included, because such Units either were purchased by Mr. Moncada or their value in the “Vesting of Unit Awards” column of this table includes an expected dividend rate).

Amendment of Unit Terms Treated as Grants of Plan-Based Awards

Our executive officers invested in Verso by purchasing limited partner interests in Verso Paper Management LP in 2006 and 2007. The interests that they purchased were non-voting capital interests, designated as Class A Units, under the LP Agreement. In connection with their purchase of Class A Units, they received Class B Units that vested over time and Class C Units that vested based on Verso’s performance. In connection with our IPO and amendment of the LP Agreement, the Units corresponding to former Class C Units are vested as of May 20, 2008. The table below sets forth information concerning the vested Units that correspond to former unvested Class C Units.

		Unit Awards:	Grant Date Fair
Name	Grant Date	Number of Units(1)	Value of Awards(2)

Michael A. Jackson	5/20/2008	193,162	$2,294,765

Lyle J. Fellows	5/20/2008	43,461	516,317

Michael A. Weinhold	5/20/2008	43,461	516,317

Robert P. Mundy	5/20/2008	43,461	516,317

Ricardo Moncada	5/20/2008	33,807	401,627

(1)	The Units may be exchanged for shares of Verso common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of these Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of Units for shares of common stock will not dilute our stockholders’ percentage equity ownership of Verso.

(2)	These amounts represent the FAS 123R compensation expense taken by Verso in connection with the amendment of the LP Agreement to provide for vested Units corresponding to previously unvested Class C Units.

Outstanding Unit Awards

The following table shows the outstanding awards of unvested Units corresponding to former Class B Units held by our executive officers as of December 31, 2008.

	Number of Units that	Value of Units that
Name	Have not Vested(1)	Have not Vested(2)

Michael A. Jackson	57,945	$59,683

Lyle J. Fellows	13,038	13,429

Michael A. Weinhold	13,038	13,429

Robert P. Mundy	13,038	13,429

Ricardo Moncada	10,139	10,443

(1)	These Units correspond to former Class B Units and vest in 20% increments each August 1. Vesting began on August 1, 2007. After vesting, Units may be exchanged for shares of Verso common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of vested Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of vested Units for shares of common stock will not dilute our stockholders’ percentage equity ownership of Verso.

(2)	The amounts in this column were calculated based on the closing price per share of Verso common stock on December 31, 2008, multiplied by the number of Units held by the executive officer on that date. The Units are subject to restrictions on transfer and exchange under the Amended LP Agreement, and as of December 31, 2008, these restrictions prevented our executive officers from transferring or exchanging these Units for common stock. Therefore, our executive officers could not have realized in cash the values indicated in this column by selling the Units or underlying common stock.

Units Vested

The following table shows the number of Units that vested for each of our executive officers in 2008.

	Number of Units
Name	Acquired on Vesting(1)		Value Realized on Vesting(2)

Michael A. Jackson	19,315	(3)	$19,894
	193,162	(4)	198,957

Lyle J. Fellows	4,346	(3)	4,476
	43,461	(4)	44,765

Michael A. Weinhold	4,346	(3)	4,476
	43,461	(4)	44,765

Robert P. Mundy	4,346	(3)	4,476
	43,461	(4)	44,765

Ricardo Moncada	3,379	(3)	3,480
	33,807	(4)	34,821

(1)	The Units may be exchanged for shares of Verso common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. Because the shares of common stock that may be acquired upon exchange of the Units are outstanding shares of common stock owned by Verso Paper Management LP, the exchange of Units for shares of common stock will not dilute our stockholders’ percentage equity ownership of Verso.

(2)	The amounts in this column were calculated based on the closing price per share of Verso common stock on December 31, 2008, multiplied by the number of Units held by the executive officer on that date. The Units are subject to restrictions on transfer and exchange under the Amended LP Agreement, and as of December 31, 2008, these restrictions prevented our executive officers from transferring or exchanging these Units for common stock. Therefore, our executive officers could not have realized in cash the values indicated in this column by selling the Units or underlying common stock.

(3)	These Units correspond to former Class B Units and vest in 20% increments each August 1. Vesting began on August 1, 2007.

(4)	These Units correspond to former Class C Units. Pursuant to the Amended LP Agreement that became effective on May 20, 2008, these Units are vested. The former Class C Units were unvested.

Nonqualified Deferred Compensation

The following table provides information about our executive officers’ participation in our deferred compensation plan in 2008. None of our executive officers withdrew or received distributions from this plan in 2008.

	2008
	Executive	Verso	Aggregate	Aggregate Balance as of
Name	Contributions	Contributions(1)	Earnings	December 31, 2008(1)

Michael A. Jackson	$21,000	$22,240	$455	$43,695
Lyle J. Fellows	8,107	26,862	(8,339)	26,630
Michael A. Weinhold	9,833	11,471	(5,414)	15,890
Robert P. Mundy	9,400	10,448	(4,184)	15,664
Ricardo Moncada	31,757	8,483	(8,227)	32,013

(1)	These amounts include deferred compensation for 2007 that was contributed in 2008 and reported by us, for the following executive officers, in the “All Other Compensation” column of the Summary Compensation Table included in our Registration Statement on Form S-1 (Registration No. 333-148201), as amended: Mr. Jackson – $8,950; Mr. Fellows – $21,593; Mr. Weinhold – $5,079; and Mr. Mundy – $4,338.

Employment Agreement

Michael A. Jackson serves as our Chief Executive Officer pursuant to an employment agreement effective November 16, 2006. The term of his employment agreement is three years, with automatic renewal for additional one-year periods, unless he or Verso gives a notice of non-extension.

Mr. Jackson’s employment agreement entitles him to receive an annual base salary that is subject to increase at the discretion of our board of directors. His salary was increased from $400,000 to $450,000 in January 2008 with retroactive effect to the first day of November 2007, the month during which he completed his first year of employment with us. Mr. Jackson also is entitled to receive an annual bonus with a target bonus equal to 100% of his then current annual base salary. Under the terms of his employment agreement, in 2006 and 2007, Mr. Jackson received awards of Class B and Class C Units in Verso Paper Management LP in connection with his purchase of Class A Units, and repayment of certain relocation expenses that he incurred when he relocated to Memphis, Tennessee.

Mr. Jackson’s employment agreement will terminate upon his death and may be terminated by us upon his Disability, by us for or without Cause, or by Mr. Jackson for or without Good Reason (as each capitalized term is defined in the agreement). Upon the termination of Mr. Jackson’s employment for any reason, he will be entitled to receive (a) any unpaid amount of his annual base salary through the date of termination, (b) any annual bonus that he earned for any year ended prior to the date of termination and that is unpaid as of such date, (c) any reimbursable expenses owed to him, (d) any accrued vacation pay owed to him, (e) any amount arising from his participation in our employee benefit plans and programs, (f) continued health insurance coverage for up to 24 months after the date of termination, (g) reimbursement for any group life insurance conversion costs, and (h) a contribution to our deferred compensation plan in respect of his lost retirement benefits during the 24-month period after the date of termination. If Mr. Jackson’s employment is terminated by us without Cause or by him for Good Reason, Mr. Jackson will be entitled to receive, in addition to the payments and benefits described in the preceding sentence, (1) his annual base salary for 18 months after the date of termination and (2) an amount equal to 1.5 multiplied by the amount, if any, of the annual bonus payable to him with respect to the year immediately preceding the year in which the date of termination occurs.

In December 2008, we amended Mr. Jackson’s employment agreement to provide that any payments to him under the agreement either comply with or are exempt from Section 409A. The amendment modified existing 409A provisions of Mr. Jackson’s employment agreement and provides that any compensation or benefit payable to him under the agreement that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of his employment, if he is deemed to be a “specified employee,” within the meaning of Section 409A, as of such date.

Under his employment agreement, Mr. Jackson is subject to non-disclosure and non-disparagement obligations in perpetuity, as well as certain non-competition and non-solicitation obligations during the agreement term and the 18-month period following the termination of his employment for any reason.

Potential Payments upon Termination of Employment or Change in Control

Employee Severance Plan

Under our employee severance plan, each of our executive officers (with the exception of Mr. Jackson, whose benefits upon termination are provided in his employment agreement) is eligible to receive a termination allowance if his employment is terminated due to certain events, including the executive’s job elimination, a facility closing, the executive’s disability or the executive’s inability to perform the requisite duties of his position despite his reasonable efforts. The termination allowance is a lump sum amount equal to the number of years or partial years of applicable service with us, multiplied by the amount of two weeks of base salary. The termination allowance may not be less than the amount of four weeks of base salary. In addition, it is our practice to provide a pro rata amount of annual VIP bonus compensation that would have otherwise been paid to the executive officer if employment had continued through the end of the applicable calendar year.

Confidentiality and Non-Competition Agreements

Each of our executive officers (with the exception of Mr. Jackson, whose benefits upon termination are provided in his employment agreement) is a party to a confidentiality and non-competition agreement, pursuant to which he is subject to non-competition obligations for 12 months following termination of employment. The confidentiality and non-competition agreement provides that if the executive is unable, despite diligent search, to obtain employment consistent with his experience and education, the executive may be entitled to a monthly severance benefit equal to his monthly base pay received in the month prior to the month in which termination of his employment occurs, payable for each month or partial month of unemployment during the 12-month non-competition period. The executive’s entitlement to this “pay for no play” monthly severance benefit is subject to our receipt and reasonable verification of the executive’s written notice of the efforts he has made to secure employment that does not conflict with his non-competition obligations. In addition, the executive is entitled to receive his annual bonus for the year preceding his employment termination (to the extent not previously paid), a prorated amount of his annual bonus for the year in which his termination occurred, continued health insurance coverage for up to 24 months after the date of termination, reimbursement for any group life insurance conversion costs, and a contribution to our deferred compensation plan in respect of the executive’s lost retirement benefits during the 24-month period after the date of termination.

In December 2008, we amended the confidentiality and non-competition agreements of our executive officers (along with those of other senior management) to provide that payments to an executive officer under his agreement either comply with or are exempt from Section 409A. The amendments modified existing 409A provisions of each confidentiality and non-competition agreement and provide that any compensation or benefit payable to the executive officer under the agreement that constitutes non-qualified deferred compensation subject to the requirements of 409A (and not subject to any exception) will be delayed for a six-month period following the date of termination of employment, if the executive officer is deemed to be a “specified employee,” within the meaning of Section 409A, as of such date.

2008 Incentive Award Plan

In connection with any “change in control,” as defined in the 2008 Incentive Award Plan, except as may otherwise be provided in any applicable award or employment agreement and unless awards granted under the 2008 Incentive Award Plan are converted, assumed or replaced by a successor entity, awards granted under the plan will automatically become fully vested and exercisable, and all forfeiture restrictions with respect to such awards will lapse, prior to the consummation of the change in control. In addition, in connection with any change in control (or other unusual or nonrecurring transaction affecting us or our combined financial statements), our board of directors or the Compensation Committee, in its sole discretion, may: (a) provide for the termination of any award in exchange for an amount of cash, if any, equal to the amount that would have been payable upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction; (b) purchase any outstanding awards for a cash amount or replace outstanding awards with other rights or property; (c) provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable; (d) provide that only for a specified period of time after such transaction, an award will be exercisable or payable or fully vested with respect to all shares covered by the award, notwithstanding anything to the contrary in the 2008 Incentive Award Plan or the applicable award agreement; or (e) provide that each outstanding award will be assumed or substituted for an equivalent award, right or property by any successor corporation. Any such action may be taken by the board of directors or Compensation Committee either by the terms of the applicable award or agreement or prior to the change in control.

Estimated Severance Payments

Assuming the termination of employment of all of our executive officers as of December 31, 2008, under circumstances triggering severance payments as described above, our executive officers would be entitled to the severance payments indicated in the table below, under our employee severance plan and the applicable employment agreement (in the case of Mr. Jackson) or confidentiality and non-competition agreement (in the case of our other executive officers). As of December 31, 2008, our executive officers were not participating in our 2008 Incentive Award Plan and, accordingly, were not entitled to any severance benefits under that plan.

Name	Employee Severance Plan	Applicable Agreement(1)		Total(1)

Michael A. Jackson	—	$924,360	(2)	$924,360

Lyle J. Fellows	$327,385	611,000		938,385

Michael A. Weinhold	170,192	561,500		731,692

Robert P. Mundy	282,000	543,500		825,500

Ricardo Moncada	164,077	426,500		590,577

(1)	The amounts do not include unused vacation days.

None of our executive officers receives any other incremental benefits due to a change in control, and in the event of an executive officer’s termination of employment in connection with a change in control, the executive will be eligible to receive only the severance benefits described above.

DIRECTOR COMPENSATION

Our directors are reimbursed for their out-of-pocket expenses incurred to attend meetings. The directors who are not also our employees also receive compensation for their service on our board of directors. Each of our non-employee directors receives an annual retainer fee of $40,000. These directors also receive a fee of $2,000 for each board of directors meeting attended ($1,000 if telephonic), and a fee of $1,000 for each committee meeting attended ($500 if telephonic).

The following table provides a summary of compensation paid to our non-employee directors for 2008. The table shows the amounts earned by them for services rendered to us in all capacities in which they served at any time during 2008.

				All Other
Name	Fees Paid in Cash	Option Awards		Compensation(1)	Total

Michael E. Ducey	$47,000	—		$3,938	$50,938

Thomas Gutierrez(2)	2,000	$7,144	(3)	1,636	10,780

Joshua J. Harris(4)	42,000	—		1,400	43,400

Scott M. Kleinman	49,000	—		1,400	50,400

David W. Oskin	47,000	—		3,816	50,816

Eric L. Press(5)	—	—		—	—

L.H. Puckett, Jr.	46,000	—		3,931	49,931

David B. Sambur	37,000	74,040	(6)	1,400	112,440

Jordan C. Zaken	48,000	—		1,400	49,400

(1)	These amounts include reimbursement of expenses incurred in connection with meetings of the board of directors and its committees, plus the following amounts that represent dividends on common stock paid to Verso Paper Management LP and distributed by it to these directors with respect to Units that they hold corresponding to former Class D Units (or, in the case of Mr. Puckett, corresponding to former Class B Units): Mr. Ducey – $1,400; Mr. Harris – $1,400; Mr. Kleinman – $1,400; Mr. Oskin – $1,400; Mr. Puckett – $1,750; Mr. Sambur – $1,400; and Mr. Zaken – $1,400.

(2)	Mr. Gutierrez was appointed a director of Verso on November 5, 2008.

(3)	This amount represents FAS 123R compensation expense relating to our grant to Mr. Gutierrez, on November 5, 2008, of fully vested options to purchase 15,200 shares of common stock, at an exercise price of $1.43 per share. In computing this compensation expense, we used the Black-Scholes option pricing model and applied the following assumptions: expected term of five years, volatility rate of 31.82% based on industry historical volatility rate, no expected dividends and risk free rate of 2.58%.

(4)	Mr. Harris resigned as a director of Verso on December 30, 2008.

(5)	Mr. Press was appointed a director of Verso on December 31, 2008. On February 8, 2009, Mr. Press was granted fully vested options to purchase 15,200 shares of common stock, at an exercise price of $0.71 per share.

(6)	This amount represents FAS 123R compensation expense relating to Verso Paper Management LP’s issuance to Mr. Sambur, on February 26, 2008, of 23,179 Class D Units. Under the Amended LP Agreement, the Units corresponding to former Class D Units may be exchanged for common stock on a one-for-one basis, subject to the requirements of the Amended LP Agreement. In computing this compensation expense, we used the Black-Scholes option pricing model and applied the following assumptions: expected term of five years, volatility rate of 36.65% based on industry historical volatility rate, no expected dividends and risk free rate of 3%.

TRANSACTIONS WITH RELATED PERSONS

The following discussion reflects our transactions with related persons as of and since January 1, 2008. It does not reflect transactions prior to January 1, 2008, except as appropriate for understanding transactions since that time.

Management Agreement

In connection with the acquisition of our assets from International Paper in August 2006, Apollo entered into a management agreement with Verso Paper Investments LP and our subsidiary, Verso Paper Holdings LLC, relating to the provision of certain financial and strategic advisory services and consulting services. Upon consummation of our IPO in May 2008, Apollo terminated the annual fee arrangement under the management agreement for its consulting and advisory services, in exchange for a one-time payment of $23.1 million corresponding to the present value of all future annual fee payments pursuant to the terms of the management agreement. Although the annual fee arrangement was terminated in connection with the IPO, the management agreement remains in effect and will expire on August 1, 2018. Under the management agreement, at any time prior to the expiration of the agreement, Apollo has the right to act, in return for additional fees to be mutually agreed by the parties to the management agreement, as Verso’s financial advisor or investment banker for any merger, acquisition, disposition, financing or similar transaction, if Verso decides that it needs to engage someone to fill such a role. In the event Verso is not able to come to an agreement with Apollo in connection with such role, at the closing of any merger, acquisition, disposition, financing or similar transaction, Verso has agreed to pay Apollo a fee equal to 1% of the aggregate enterprise value (including the aggregate value of equity securities, warrants, rights and options acquired or retained; indebtedness acquired, assumed or refinanced; and any other consideration or compensation paid in connection with such transaction). Verso agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Management Limited Partnership Agreement and Registration Rights Agreement

In connection with the acquisition of our assets from International Paper in 2006, and, in the case of Verso management and directors who joined us later, upon joining Verso or its board of directors, Verso Paper Investments LP, the members of our management who purchased Class A Units or received Class B or Class C Units representing limited partner interests in Verso Paper Management LP, and our directors who received Class D Units representing limited partner interests in Verso Paper Management LP, entered into the LP Agreement. Under the LP Agreement, the Class A Units and Class D Units were fully vested, the Class B Units were subject to time vesting requirements and the Class C Units were subject to vesting based on performance criteria. The LP Agreement provided for customary restrictions on transfer, put and call rights, tag-along rights, drag-along rights and registration rights which applied to these Units. The LP Agreement also contained customary non-solicitation and non-competition covenants applicable to management for one year following the termination of employment with Verso.

In connection with our IPO, on May 20, 2008, the LP Agreement was amended such that each holder of Class A, Class B, Class C and Class D Units (including affiliates of Apollo, our directors, our executive officers and other members of our management holding any such Units; see “Stockholders - Beneficial Stock Ownership” for more information about Unit ownership) was assigned a Unit for each share of common stock that would have been distributed under the LP Agreement if Verso Paper Management LP had distributed all shares of common stock held by it in kind, valued at the IPO price of Verso common stock, in a hypothetical liquidation on the date of the IPO. Under the Amended LP Agreement, all future distributions and allocations with respect to Units are made pro rata in accordance with each holder’s percentage ownership interest in the partnership. However, Units corresponding to former Class B Units that remained unvested on May 20, 2008 are subject to the same time-vesting requirements that applied to the former Class B Units.

The Amended LP Agreement provides each Unit holder the right, subject to conditions, to require that Verso Paper Management LP exchange the holder’s Units for shares of common stock held by Verso Paper Management LP, in accordance with the following procedures. Each holder may exercise his or her exchange right with respect to all or a portion of such holder’s vested Units; provided, however, that the management limited partners of Verso Paper Management LP may not exercise their exchange right until the expiration of a lock-up period that is at least one year after the date of consummation of our IPO, and their exchange right is subject to certain conditions relating to termination of employment. Upon a Unit holder’s exercise of his or her exchange right, Verso Paper Management LP will deliver shares of common stock held by it to such holder in an amount equal to the number of Units being exchanged, calculated on a one-for-one basis. The ability to exercise this exchange right is subject to transfer restrictions and repurchase rights in the Amended LP Agreement. Tag-along, drag-along and registration rights that were in the former LP Agreement terminated with our IPO.

Also in connection with our IPO, we entered into a Registration Rights Agreement dated as of May 20, 2008, under which we agreed to register the shares of common stock then beneficially or subsequently acquired by Verso Paper Investments LP, the individual limited partners of Verso Paper Management LP (who acquire such shares from Verso Paper Management LP), or any of their respective affiliates, upon request by Verso Paper Investments LP. We also agreed to include such shares of common stock on registration statements (other than in connection with an employee benefit plan or an acquisition) otherwise filed by us.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance and Nominating Committee, the board of directors has nominated Thomas Gutierrez, Eric L. Press and L.H. Puckett, Jr. for election as Class I directors to serve on the board of directors for a term of three years.

Each nominee is an existing director of Verso. Mr. Puckett was elected a director in August 2006. Messrs. Gutierrez and Press were appointed directors by the board of directors in November and December 2008, respectively. The business backgrounds of the nominees appear in this Proxy Statement under “Directors and Executive Officers – Business Backgrounds.”

Each nominee has consented to serve on the board of directors. The board of directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the board of directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Each proxy solicited on behalf of the board of directors will be voted FOR the election of the director nominees unless the stockholder instructs otherwise in the proxy.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed Deloitte & Touche as the independent registered public accounting firm to perform the audit of our consolidated financial statements for 2009. Deloitte & Touche has audited our combined and consolidated financial statements since 2006. Deloitte & Touche is an independent registered public accounting firm.

The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2009.

Although not required by law, NYSE listing standards or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.

We expect representatives of Deloitte & Touche to be present at the 2009 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Each proxy solicited on behalf of the board of directors will be voted FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2009, unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the appointment, the matter will be reconsidered by the Audit Committee and the board of directors.

AUDIT AND NON-AUDIT SERVICES AND FEES OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for Verso by its independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche to audit our consolidated financial statements for 2008 and provide other auditing and advisory services in 2008, including services related to documentation of our internal controls. The Audit Committee reviewed all non-audit services provided by Deloitte & Touche in 2008 and concluded that the provision of such services was compatible with maintaining Deloitte & Touche’s independence in the conduct of its auditing functions.

The table below sets forth the aggregate fees billed by Deloitte & Touche for audit and non-audit services provided to us and our subsidiaries in 2007 and 2008.

Fees	2008	2007

Audit Fees	$1,132,000	$950,000
Audit-Related Fees	601,000	110,000
Tax Fees	—	—
All Other Fees	395,000	30,000

Total	$2,128,000	$1,090,000

Audit Fees. In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. For 2007 and 2008, the audit fees in the above table are the aggregate fees billed to us and our subsidiaries by Deloitte & Touche for auditing financial statements and reviewing interim financial statements included in our and our subsidiaries’ annual and quarterly reports.

Audit-Related Fees. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. For 2007 and 2008, audit-related fees represent the aggregate fees billed to us by Deloitte & Touche primarily for services performed in connection with our issuances of debt in a public offering in 2007 and common stock in a public offering in 2008.

Tax Fees. “Tax fees” are fees for tax compliance, tax advice and tax planning.

All Other Fees. “All other fees” are all fees not included in the above four categories. For 2007 and 2008, these fees were primarily for services related to documentation of internal controls.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Business at 2009 Annual Meeting of Stockholders

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the 2009 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

Stockholder Proposals for Inclusion in 2010 Proxy Statement

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2010 Annual Meeting of Stockholders, under Rule 14a-8 of the Exchange Act, must submit their proposals to us no later than December 22, 2009. Proposals should be sent to Verso Paper Corp., attn: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Stockholder Proposals for Presentation at 2010 Annual Meeting of Stockholders

Our bylaws provide that a stockholder who wants to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must notify Verso’s Secretary, in writing, no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2010 Annual Meeting of Stockholders, stockholders who want to present director nominees or other proposals for consideration must submit their nominations or proposals, in accordance with the requirements of our bylaws, no earlier than January 21, 2010 and no later than February 20, 2010 in order to be considered. If, however, the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after May 21, 2010, stockholders must submit such nominations or proposals no earlier than the close of business on the 120th day prior to the meeting, and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2010 Annual Meeting of Stockholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to May 21, 2010 (February 10, 2010), notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such public announcement is first made by us. Nominations or proposals should be submitted to Verso Paper Corp., attn: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

A stockholder’s notice to nominate a director or bring any other business before the 2010 Annual Meeting of Stockholders must set forth certain information specified in our Bylaws.

Our bylaws also provide that a stockholder who wishes to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must be a stockholder of record of Verso (or, if different than the holder of record, a beneficial owner of stock of Verso) both when the stockholder delivers the above notice to Verso’s Secretary and at the time of the annual meeting. The stockholder must also be entitled to vote at the meeting.

By Order of the Board of Directors,

Peter H. Kesser
Secretary
Memphis, Tennessee
April 22, 2009

PLEASE MARK VOTESREVOCABLE PROXY X AS IN THIS EXAMPLEWith- For All VERSO PAPER CORP.Forhold Except 2009 ANNUAL MEETING OF STOCKHOLDERS1. To elect three directors — Thomas Gutierrez, Eric L. Press and TO BE HELD ON MAY 21, 2009 L.H. Puckett, Jr. — to serve on the board of THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSdirectors of Verso Paper Corp. as Class I The 2009 Annual Meeting of Stockholders of Verso Paper Corp. will be held at its offices located at 6775 Lenoxdirectors for a term of three years. Center Court, Memphis, Tennessee, on May 21, 2009, beginning at 10:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2009 Annual Meeting of Stockholders and ProxyINSTRUCTION: To withhold authority to vote for any individual nominee, mark Statement dated April 22, 2009, accompanying this proxy, to which re ference is hereby made for further“For All Except” and write that nominee’s name in the space provided below. information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting. The undersigned hereby appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of Verso Paper Corp. owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the For Against Abstain instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any2. To ratify the appointment of Deloitte & Touche LLP postponement or adjournment thereof. to serve as Verso Paper Corp.’s independent The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote orregistered public accounting firm for the year act as indicated hereon. ending December 31, 2009. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS. With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO PAPER CORP. AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS Please be sure to date and signDatePROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE. this proxy card in the box below. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Annual Report and proxy card are available at www.versopaper.com. Sign above
Detach above card, sign, date and mail in postage paid envelope provided.
VERSO PAPER CORP. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Note: Please sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, please sign the full name of the entity by the duly authorized officer, partner or member, respectively. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.